Exhibit 10.9

OXYGEN BIOTHERAPEUTICS, INC.

Restricted Stock Agreement

Name of Recipient:
Number of shares of restricted common stock awarded:
Grant Date:

Oxygen Biotherapeutics, Inc. (the “Company”) has selected you (the “Recipient”) to receive the restricted stock award described above, which is subject to the provisions of the Company’s 1999 Amended Stock Plan (the “Plan”) and the terms and conditions contained in this Restricted Stock Agreement (the “Agreement”).  Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

OXYGEN BIOTHERAPEUTICS, INC.

By:
Name:
Title:

Accepted and Agreed:

__________________________
[Name of Recipient]

OXYGEN BIOTHERAPEUTICS, INC.

Restricted Stock Agreement

The terms and conditions of the award of shares of restricted common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth on the cover page of this Agreement, are as follows:

1.           Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.  Capitalized terms not defined herein shall have the meanings set forth in the Plan.

2.           Issuance of Restricted Shares.

(a)           The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of the director, employment or consulting services rendered and to be rendered by the Recipient to the Company.

(b)           As promptly as practicable following the Grant Date, the Company shall issue one or more certificates in the name of the Recipient for the Restricted Shares.  Such certificate(s) shall initially be held on behalf of the Recipient by the Secretary of the Company. Following the vesting of any Restricted Shares pursuant to Section 3, below, the Secretary shall, if requested by the Recipient, deliver to the Recipient a certificate representing the vested shares.

(c)           In lieu of the procedure in Section 1(b), at the Company’s option, the Restricted Shares may be transferred electronically by the Treasurer of the Company to the Company’s transfer agent to hold as custodian on behalf of Recipient in the transfer agent’s restricted stock ledger.  Following the vesting of any Restricted Shares pursuant to Section 3 below, the Treasurer shall notify the transfer agent to transfer such vested shares from its restricted stock ledger to its general stock ledger.

(d)           The Recipient agrees that until vested, the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 4 of this Agreement and the restrictions on transfer set forth in Section 6 of this Agreement.

(e)           All certificates representing unvested Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under applicable law.

 “These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between Oxygen Biotherapeutics, Inc. (the “Corporation”) and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the Corporation.”

3.           Vesting.  Unless otherwise provided in this Agreement or the Plan, the Restricted Shares shall vest in accordance with the following vesting schedule:  one fourth (1/4) of the Restricted Shares shall vest on the 1st day of each fiscal quarter following the Grant Date.

4.           Forfeiture of Unvested Restricted Shares Upon Cessation of Relationship.

In the event that the Recipient ceases to have a director, employment or consulting relationship with the Company for any reason or no reason, with or without cause, all of the Restricted Shares that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company without the payment of any consideration to the Recipient, effective as of the date of cessation of the director, employment or consulting relationship.  The Recipient hereby authorizes the Company to take any actions necessary or appropriate to cancel any certificate(s) representing forfeited Restricted Shares and transfer ownership of such forfeited Restricted Shares to the Company, and if the Company or its transfer agent requires an executed stock power or similar confirmatory instrument in connection with such cancellation and transfer, the Recipient shall promptly execute and deliver the same to the Company.  The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited.  If the Recipient is employed by a Subsidiary, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with the Subsidiary.

5.           Change of Control.  Except as otherwise provided by the Board of Directors of the Company, in its discretion, prior to the occurrence of a Change of Control (as defined in the Plan), any Restricted Shares outstanding on the date such Change in Control is determined to have occurred that are not yet vested on such date shall become fully vested.

6.           Restrictions on Transfer.

The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except that the Recipient may transfer  Restricted Shares: (a) to or for the benefit of any Family Member as such term is defined in the Plan, provided that such Restricted Shares shall remain subject to this Agreement (including without limitation the forfeiture provisions set forth in Section 4 and the restrictions on transfer set forth in this Section 6) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation).  The Company shall not be required: (a) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement; or (b) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.

7.           Rights as a Shareholder.

Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, any rights to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders and to receive dividends and distributions with respect to such Restricted Shares; provided, however, that if any such dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.  Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

8.           Tax Matters.

(a)           Acknowledgments.  The Recipient acknowledges that he or she is responsible for obtaining the advice of his or her own tax advisors with respect to the acquisition of the Restricted Shares and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares.

(b)           Section 83(b) Election; Withholding.  Upon grant of the Restricted Shares, the Recipient may elect to be taxed with respect to such award under Section 83(b) of the Code by filing an appropriate election form with the Internal Revenue Service within thirty (30) days of the grant of the Restricted Shares, in accordance with applicable Treasury Regulations.  If the Company is required by federal, state, or local law to withhold from the Recipient taxes of any kind with respect to the Restricted Shares, the Recipient will, no later than the date as of which any amount related to the Restricted Shares first becomes includable in Recipient’s gross income for federal income tax purposes, pay to the Company any such federal, state and local taxes (or make other arrangements satisfactory to the Committee regarding such payment).  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, as applicable, and the Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to the Recipient.

9.           Miscellaneous.

(a)            Authority of the Board.  In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Board of Directors of the Company or a designated committee of the Board (collectively, the “Board”) shall have all of the authority,  discretion, and protections provided for in the Plan.  All decisions and actions by the Board with respect to this Agreement shall be made in the Board’s discretion and shall be final and binding on the Recipient.

(b)           No Right to Continued Relationship.  The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued relationship with the Company as a director, employee or consultant, this Agreement does not constitute an express or implied promise of such a continued relationship or confer upon the Recipient any rights with respect to such a continued relationship.

(c)           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of North Carolina without regard to any applicable conflicts of laws provisions.

(d)           Securities Matters.                                The Recipient agrees to make or enter into such written representations, warranties, and agreements relating to the Restricted Shares as the Board may reasonably request in order to comply with applicable securities laws.

(e)           Recipient’s Acknowledgments.  The Recipient acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.